Exhibit 99.2

NETLIST RENEWS STOCKHOLDER RIGHTS AGREEMENT

IRVINE, CALIFORNIA, April 17, 2018 - Netlist, Inc. (NASDAQ: NLST) (“Netlist” or the “Company”), today announced that its Board of Directors has renewed the stockholder rights agreement (the “Rights Agreement”) it entered in April 2017.  Other terms of the renewed Rights Agreement remain unchanged.  The Board of Directors renewed the Rights Agreement in connection with the Company’s ongoing patent infringement proceedings.  All rights issued under the Rights Agreement will expire twelve months after the date of renewal or, if earlier, upon the final resolution of Netlist’s patent infringement proceedings against SK hynix, Inc.

In general terms, the Rights restrict any person or group from acquiring beneficial ownership of 15% or more of the Company’s outstanding common stock (including, for these purposes, certain derivative securities), which may block or render more difficult a merger, tender offer or other business combination or takeover attempt of the Company without the support of the Netlist Board of Directors.

Pursuant to the Rights Agreement, one Right has been distributed for each outstanding share of Netlist’s common stock held by stockholders of record as of the close of business on May 18, 2017 and each share of Netlist’s common stock issued thereafter (subject to certain exceptions).  Each Right entitles the holder to purchase a unit (each, a “Unit”) consisting of a fraction of a share of the Company’s Series A preferred stock having economic and voting rights similar to one share of the Company’s common stock.  The Rights will become exercisable only if a person or group (subject to certain exceptions) acquires beneficial ownership of 15% or more of the Company’s common stock.  In that situation, each holder of a Right (other than the person or group triggering the exercise of the Rights) will be entitled to purchase, at the then-current exercise price, a number of Units (and, in certain circumstances, other consideration) having a value of twice the exercise price of the Right (a 50% discount).  Subject to adjustment as set forth in the Rights Agreement, the exercise price is $6.56 per Right, which equates to an aggregate market value of the Company’s outstanding securities, assuming full exercise or conversion of all outstanding derivative securities, of approximately $500 million.  Stockholders are not required to take any action to receive the distribution of their Rights.  Until the Rights become exercisable, they will not be evidenced by separate certificates and will trade automatically with shares of the Company’s common stock.

BRG Valuation Services, LLC served as financial advisor and Morrison & Foerster LLP served as legal advisor to the Company in connection with the Rights Agreement.

Further information about the Rights Agreement and the renewal of its term can be found in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 17, 2017 and April 17, 2018 and in the “Summary of Rights” contained in the “Investors” section of the Company’s website, www.netlist.com.

About Netlist, Inc.

Netlist provides high-performance modular memory subsystems to customers in diverse industries that require enterprise and storage class memory solutions to empower critical business decisions.  Flagship products NVvault® and EXPRESSvault® enable customers to accelerate data running through their servers and storage and reliably protect enterprise-level cache, metadata and log data by providing near instantaneous recovery in the event of a system failure or power outage.  HybriDIMM™, Netlist’s next-generation storage class memory product, addresses the growing need for real-time analytics in Big Data applications, in-memory databases, high-performance computing and advanced data storage solutions.  Netlist also resells component products to end-customers that are not reached in the distribution models of the component manufacturers, including storage customers, appliance customers, system builders and cloud and datacenter customers.  Netlist holds a portfolio of patents, many seminal, in the areas of hybrid memory, storage class memory, rank multiplication and load reduction.  Netlist is part of the Russell Microcap® Index.  To learn more, visit www.netlist.com.

Safe Harbor Statement

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are statements other than historical facts and often address future events or Netlist’s future performance.  Forward-looking statements contained in this news release include express or implied statements about, among other things, Netlist’s ongoing patent infringement proceedings, including its proceedings against SK hynix.

All forward-looking statements reflect management’s present assumptions, expectations and beliefs regarding future events and are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those expressed in or implied by any forward-looking statements.  These risks, uncertainties and other factors include, among others: the status of the Company’s patent infringement proceedings and the timeliness in which they will progress; the Company’s and any counter-party’s strategy, plan or approach with respect to these proceedings or any potential settlement thereof; risks relating to Netlist’s business and general industry, economic, political and market conditions; uncertainties regarding the results of a settlement, adjudication or other resolution of any of these proceedings, if any, which may produce damages or settlement amounts that do not meet Netlist’s expectations or may not be resolved in Netlist’s favor at all; and other risks associated with litigation generally. These and other risks and uncertainties are described in Netlist’s annual report on Form 10-K for its most recently completed fiscal year filed on March 30, 2018, and the other filings it makes with the U.S. Securities and Exchange Commission from time to time, including any subsequently filed quarterly and current reports.  In light of these risks, uncertainties and other factors, these forward-looking statements should not be relied on as predictions of future events. These forward-looking statements reflect Netlist’s assumptions, expectations and beliefs only as of the date they are made, and except as required by law, Netlist undertakes no obligation to revise or update any forward-looking statements for any reason.

For more information, please contact:

Investors/Media:

The Plunkett Group

Mike Smargiassi/Sharon Oh

NLST@theplunkettgroup.com

(212) 739-6740